EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between Steven H. Nelson (“I,” “me” or “my”) and United HealthCare Services, Inc. (“Employer”). Employer and I agree:

1.    Termination. My employment with Employer terminated on September 30, 2019 (the “Termination Date”).
2.    Separation Payments and Benefits. As provided under Section 4.B of the Amended and Restated Employment Agreement effective March 24, 2015 between Employer and me (the “Employment Agreement”), Employer will provide me with the following Separation Payments and Benefits, less applicable tax withholdings and deductions:

A.    $6,500,000. This amount is made up of: (1) $2,000,000, which represents 24 months of my base salary, and (2) $4,500,000, which represents any bonus or incentive compensation paid or payable to me for the two most recent calendar years (excluding any equity-related awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments). This amount will be paid to me over 52 pay periods at the same time and in the same manner as the regular employee payroll, beginning on the first payroll date that occurs after the end of the six-month period following the Termination Date. The first payment will include those payments that would otherwise have been paid during the period following the Termination Date.

B.    $12,000, to offset costs of COBRA, which amount will be paid in a lump sum within 60 days following the Termination Date.

C.    Outplacement services consistent with those provided to similarly situated executives provided by an outplacement firm selected by UnitedHealth Group.

I acknowledge that in order to comply with Internal Revenue Code Section 409A, due to my status as a "specified employee" at the time of my employment termination, no payments described in Section 2.A above will be made to me under this Agreement until the first payroll date that occurs after the end of the six-month period following the Termination Date.  The payments otherwise due to me during that first six-month period will be paid to me in a lump sum.  Thereafter, the balance of the Separation Payments will be paid to me over the remaining pay periods described above.

I agree that if I am rehired or engaged as an independent contractor by Employer within 24 months after my Termination Date, I will no longer be entitled to the Separation Payments described in this Agreement as of the date I begin work as a rehired employee or as an independent contractor.

3.    Release. I release the following parties from all claims I may have, known or unknown, against them:

➢    Employer;

➢	Employer's parent, subsidiary and affiliated companies;
➢    Employer's predecessors; and
➢    All of the above companies' agents, directors, officers, employees, representatives, shareholders, successors and assigns.

My release of claims includes all claims related to my employment with Employer or the termination of my employment. For example, my release includes claims based on:

➢
Any federal statute, including: the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1874; the Age Discrimination in Employment Act; the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Fair Credit Reporting Act; and the National Labor Relations Act;

➢    Any state statute, including discrimination and whistleblower statutes;
➢    Any ordinance;
➢    Any express or implied contract, including the Employment Agreement between Employer and me;
➢    Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;
➢    Negligence; or

➢    Any other legal theory.

My release also waives my right to begin or continue any complaint under Employer’s Internal Dispute Resolution (IDR) policy. I affirm that I have not filed, and that I will not file, any claim released in this Agreement against Employer, and that I have not assigned any claim released in this Agreement to anyone else.

My release does not:  (i) affect my right to obtain any vested and nonforfeitable balance in my accounts under any pension or retirement plan; (ii) preclude me from exercising any conversion or continuation coverage rights I may have under Employer’s welfare benefit plans; or (iii) waive my right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency, although to the extent permitted by law, my release does waive my right to receive any individual remedy, including monetary damages, in connection with any administrative charge concerning my employment.

4.     Cooperation and Assistance. I agree that I will cooperate (i) with Employer in the investigation, prosecution or defense of any potential claims or concerns regarding Employer’s or any affiliates’ business about which I have relevant knowledge, including by providing truthful information and testimony as reasonably requested by Employer, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning Employer or its affiliates. Employer will reimburse me for any reasonable travel and out-of-pocket expenses I incur in providing the cooperation described in section (i) of this paragraph.

5.    Section 5 of Employment Agreement. Section 5 of my Employment Agreement, “Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants,” continues in full force and effect and nothing in this Agreement is intended to or does supersede the terms in that Section 5. I reaffirm my agreement to comply with my obligations under that Section.

6.    Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights. Nothing in this Agreement is intended to or does supersede or otherwise affect the terms of any agreement or certificate relating to an award of stock options, restricted stock, restricted stock units or stock appreciation rights. My rights and obligations under any such agreement or certificate, including but not limited to any Restrictive Covenants, remain in full force and effect according to their terms.

7.    Reference. I agree that, in accordance with Employer’s policy, I will direct all inquiries regarding my employment, including those from prospective employers, to Employer's third-party employment verification service. I understand that such service will provide only limited information such as dates of employment and last job held. I understand that I may obtain more information about this service from HRdirect.

8.    Disclosure. I have reviewed Employer’s Code of Conduct and I understand my obligations to Employer under the Code of Conduct. I agree that I have been given an adequate opportunity to advise Employer, and that I have fully and truthfully advised Employer, of any facts that I am aware of that constitute or might constitute a violation of the Code of Conduct, any other Employer policies, or any ethical, legal or contractual standards or obligations of Employer or its affiliates. If I learn of such facts in the future, I agree to report them to Employer by contacting Employer’s Compliance HelpLine at 1-800-455-4521.

9.    Confidentiality of Agreement. I will keep this Agreement confidential and will not disclose its terms to anyone except my immediate family, legal counsel, and financial or tax advisor, provided these individuals agree to be bound by the terms of this confidentiality provision, and as required by law.

10.    Judicial Modification and Severability. If any of this Agreement's provisions is determined to be unenforceable, I agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.

11.     Period to Consider Signing Agreement. I have 21 days to consider whether to sign this Agreement.

12.    Revocation Period. I may revoke this Agreement up to 15 days after I sign it. To be effective, my revocation must be: (i) in writing; (ii) sent to my manager or HRdirect; and (iii) sent within the 15-day period in a manner that provides proof it was sent (e.g., postmarked within the 15-day period).

13.     Consulting an Attorney. I understand that Employer advises me to consult with an attorney prior to signing this Agreement, but that any legal consultation is at my own expense. I agree that I have had an adequate opportunity to consult with an attorney, I have read and understand this Agreement, and I am voluntarily signing this Agreement.

14.     Internal Revenue Code Section 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”). This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall Employer or any of its affiliates be liable for any tax, interest or penalties that may be imposed on me under Section 409A. Neither Employer nor any of its affiliates have any obligation to indemnify or otherwise hold me harmless from any such taxes, interest or penalties, or liability for any damages related thereto.

15.    Non-Admission. Nothing in this Agreement is intended to be an admission by Employer that it has violated any law or engaged in any wrongdoing.

16.    Miscellaneous.

a.    This Agreement is governed by Minnesota law.

b.     Nothing in this Agreement prohibits me from making disclosures that are protected under law or reporting violations of state or federal law or regulation to governmental agencies or entities.

c.     This Agreement and any other documents referenced in it are the entire agreement between Employer and me regarding my employment termination, except that this Agreement does not supersede any stock option, restricted stock, or stock appreciation rights certificate, or any noncompetition or nonsolicitation agreement I may be subject to, and my rights and obligations under any such agreement or certificate, including any Restrictive Covenants, remain in full force and effect according to their terms. I agree that this Agreement may only be changed by a written amendment signed by both Employer and me. Any changes to this Agreement after it was first presented to me, whether material or immaterial, do not restart the decision period described in the Section entitled “Period to Consider Signing Agreement.”

d.    The executed version of this Agreement may be delivered by facsimile or email, and upon receipt, such transmission shall be deemed delivery of an original. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one document.

9/30/2019		/s/ Steven H. Nelson
Date		Employee Signature
Employee ID #000099999
NOTE: Do not sign before your termination date

UNITED HEALTHCARE SERVICES, INC.

/s/ David Strauss
Date	By:

	Title:	Senior Vice President, Total Rewards, HCS